UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants Inc., Annual Meeting of Shareholders on Wednesday, May 30, 2007 at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the BJ’s Restaurant and Brewhouse located at 13130 Jamboree Road, Irvine, California 92602.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. Our agenda for the Annual Meeting will also include an overview of the Company’s business strategy and recent performance.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

Sincerely,

Paul Motenko Co-Chairman of the Board of Directors Vice President & Secretary	Jerry Hennessy Co-Chairman of the Board of Directors	Jerry Deitchle President and Chief Executive Officer

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BJ’s Restaurants, Inc., a California corporation (the “Company”), will be held at the Company’s “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602 on May 30, 2007 at 9:00 a.m., Pacific Daylight Time for the following purposes:

(1)	The election of nine directors of the Company until the next annual meeting of shareholders;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“independent auditors”) for fiscal 2007; and

(3)	The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The close of business on April 16, 2007, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at the Company’s corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

YOUR VOTE IS VERY IMPORTANT TO US WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

By Order of the Board of Directors,

PAUL A. MOTENKO

Co-Chairman of the Board of Directors,

Vice President and Secretary of the Company

April 30, 2007

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

(714) 500-2400

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 30, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) and adjournments or postponements thereof to be held on May 30, 2007 at the Company’s “BJ’s Restaurant & Brewhouse” located at 13130 Jamboree Road, Irvine, California 92602, at 9:00 a.m., Pacific Daylight Time for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished herewith by the Company to each shareholder and in each case is solicited on behalf of the Board of Directors of the Company for use at the Meeting. We made copies of this Proxy Statement available to shareholders beginning on April 30, 2007. The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. The Company may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. The costs of such solicitation are not expected to exceed $5,000. Directors, officers and regular administrative employees of the Company may solicit proxies personally, by telephone or telegraph but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the accompanying proxy and return it promptly to the Company. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote such shares in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted FOR the election of all nine of the nominee-directors specified herein, and FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company and each of them is a Director of the Company.

Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

Under the Company’s bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to ratification of the selection of Ernst & Young LLP will have the same effect as votes against such proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of any such proposal and will not be counted as votes for or against such proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2006 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDERS’ VOTING RIGHTS

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), at the close of business on April 16, 2007 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On such date, there were 26,087,014 shares of Common Stock outstanding, with one vote per share, held by approximately 132 shareholders or record. We estimate that there were approximately 2,554 beneficial shareholders.

With respect to election of directors, assuming a quorum is present, the nine candidates receiving the highest number of votes are elected. See “Nomination and Election of Directors.” To ratify the appointment of Ernst & Young LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of the Common Stock.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The Company’s directors are to be elected at each annual meeting of shareholders. At this Annual Meeting, nine directors are to be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The nominees for election as directors at this Annual Meeting set forth in the table below are all recommended by the Board of Directors of the Company. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company’s existing Board of Directors.

The nine nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as the Company’s directors. Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of the Company’s directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of his or her intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age
Paul A. Motenko	Co-Chairman of the Board of Directors, Vice President and Secretary of the Company	52
Jeremiah J. Hennessy	Co-Chairman of the Board of Directors	48
Gerald W. Deitchle	President, Chief Executive Officer of the Company	55
Peter A. Bassi	Retired; Former Chairman of Yum! Restaurants International	57
Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer of Six Flags Theme Parks	58
Shann M. Brassfield	President of Golden Resorts, Inc.	38
James A. Dal Pozzo	President of The Jacmar Companies	48
John F. Grundhofer	Retired; Former Chairman, Chief Executive Officer and President, U.S. Bancorp	68
J. Roger King	Retired; Former Senior Vice President Human Resources of PepsiCo, Inc.	65

PAUL A. MOTENKO (Co-Founder) has been Co-Chairman of the Board since February 2005. Since the Company’s inception in 1991, Mr. Motenko was the Chief Executive Officer, Co-Chairman of the Board, Vice President and Secretary. Prior to assuming operations for the Company, Mr. Motenko was a founding partner in the firm Motenko, Bachtelle & Hennessy from 1980 to 1991. In this capacity, Mr. Motenko provided accounting and consulting services to several restaurant companies, including BJ’s Chicago Pizzeria, the Company’s predecessor. From 1976 to 1980, Mr. Motenko was employed as an accountant and consultant for several accounting firms, including Kenneth Leventhal and Company and Peat, Marwick, Main.

JEREMIAH J. HENNESSY (Co-Founder) has been Co-Chairman of the Board since February 2005. Since the Company’s inception in 1991, Mr. Hennessy was the President, Chief Operating Officer and a Director.

Prior to assuming operations for the Company, Mr. Hennessy was a partner in the firm Motenko, Bachtelle & Hennessy from 1988 to 1991 where he was extensively involved with food service and restaurant clientele. Prior to that, Mr. Hennessy served as a controller for a large Southern California construction company. Mr. Hennessy has also worked for various restaurant concepts, including Marie Callender’s and Knott’s Berry Farm.

GERALD (“JERRY”) W. DEITCHLE has been President and Chief Executive Officer of the Company since February 2005 and a member of the Company’s Board of Directors since November 2004. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., a privately held company that owns, operates and franchises the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s restaurants, with his last position as Executive Vice President.

PETER (“PETE”) A. BASSI has been a Director of the Company since September 2004. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (also known as YRI). YRI is the International Division of Yum! Brands Restaurants, Inc. (“Yum!”), which is the exclusive franchisor of Taco Bell, Pizza Hut, KFC, Long John Silver’s and A&W Restaurants. Mr. Bassi led YRI since June 1997. Prior to this assignment, he was in charge of YRI’s Asian business. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company. During his over 30 year career, he has worked in Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell.

LARRY D. BOUTS has been a Director of the Company since April 2004. Mr. Bouts currently serves as an investor and advisor to several early stage companies in various industry segments, including technology, energy, human resources, and consumer oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while a private company. Prior to that he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. in finance where he held various planning and finance positions, including Chief Financial Officer of two of the operating divisions.

SHANN M. BRASSFIELD has been a Director of the Company since January 2001. Since January 1997, Mr. Brassfield has been President of Golden Resorts, Inc., a privately held investment and real estate company. From 1991 through 1997, he was the Vice-President of Pacific Summit Development, Inc., an international real estate development company. Mr. Brassfield also has extensive experience in the restaurant and hospitality industry.

JAMES A. DAL POZZO has been a Director of the Company since January 2001. Mr. Dal Pozzo has served as the President of The Jacmar Companies since 1993 and was Jacmar’s Chief Financial Officer and Treasurer from 1987 to 1992. Mr. Dal Pozzo served as the Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo also serves as a director of Monrovia Nurseries and Retention Education, and is a Governor of Shawnigan Lake School in Shawnigan Lake, BC. Mr. Dal Pozzo is a certified public accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

JOHN (“JACK”) F. GRUNDHOFER has been a Director of the Company since April 2002. Mr. Grundhofer is Chairman Emeritus, a non-elected honorary position, of U.S. Bancorp, the 6th largest financial services holding company in the United States. Mr. Grundhofer retired from U.S. Bancorp in 2002. Prior to his retirement, Mr. Grundhofer served as U.S. Bancorp’s Chairman in 1999 and also from 1990 to 1997. Mr. Grundhofer also served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and served as President of U.S. Bancorp from 1990 until 1999. He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001. Prior to joining U.S. Bancorp, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank. Mr. Grundhofer is a director of The Donaldson Company, Inc., Securian Financial Group (formerly known as Minnesota Life Insurance Company), and Capmark Financial Group, Inc. He also serves on the Advisory Council of Churchill Capital as well as other numerous charitable organizations, universities, and advisory boards.

J. ROGER KING has been a Director of the Company since April 2002. Mr. King spent 29 years in the Human Resources field for PepsiCo, Inc. During that tenure he served as Senior Vice President of Human Resources as at PepsiCo, Inc., Vice President of Labor Relations at Frito-Lay and Vice President of Human Resources at Pizza Hut. Mr. King also serves on the Board of Trustees of Texas Christian University. In addition, he has served as Chairman of the Employee Relations Committee of The Business Roundtable and Vice Chairman of the Labor Policy Association in Washington, D.C.

The employment agreements of each of Messrs. Deitchle, Motenko and Hennessy require that the Company take all reasonable action within its control to cause each of them to continue to be appointed or elected to the Board of Directors during the term of their respective employment agreements.

The terms of all directors will expire at the next annual meeting of shareholders or when their successors are elected and qualified. Pursuant to the Company’s Bylaws, there are currently ten (10) authorized directors of the Company. It is expected that only nine directors will be nominated and elected at the Annual Meeting, leaving one vacancy in the Board of Directors. While the Board of Directors has no current intention to do so, the Board of Directors may fill interim vacancies of directors. Each officer is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

Shareholders wishing to contact any Board member may do so by writing a letter addressed to such Board member and addressing it to the Company’s corporate headquarters located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

Determination of Director Independence

In March 2007, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions.” The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the definition of independence set forth in Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD Independence Standards”).

As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the NASD Independence Standards, with the exception of Paul A. Motenko, Jeremiah J. Hennessy, Gerald W. Deitchle and James A. Dal Pozzo. Messrs. Motenko, Hennessy and Deitchle are considered inside directors because of their employment as senior executives of the Company. Mr. Dal Pozzo is considered a non-independent outside director because of the amount of food products purchased by the Company from The Jacmar Companies, which employs Mr. Dal Pozzo as President.

Board Meetings

The Board met five times during fiscal 2006. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he was a director. All Directors attended the Company’s annual shareholders’ meeting in June 2006. Each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the shareholders of the Company, the Board and Committees of which he is a member.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES THEREOF

The business of the Company’s Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its committees. The following provides certain information regarding the committees of the Board of Directors.

Audit Committee

The Company maintains an Audit Committee which reviews and reports to the Board on various auditing and accounting matters, including the annual audit report from the Company’s independent public accountants. Throughout fiscal 2006, the Audit Committee consisted of Mr. Grundhofer (Chairman), Mr. Bouts and Mr. Bassi, all of whom are independent directors. The Audit Committee held seven meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available on the Company’s website (www.bjsrestaurants.com)

Compensation Committee

The Compensation Committee determines executive compensation policies, administers compensation plans, reviews programs and policies and monitors the performance and compensation of certain officers and other employees. The Compensation Committee determines appropriate awards under the Company’s 1996 Stock Option Plan and its 2005 Equity Incentive Plan. The Compensation Committee consisted of Messrs. J. Roger King, Peter Bassi and Shann Brassfield during the fiscal year 2006, all of whom are independent directors. Mr. King is the Chairman of the Compensation Committee. The Compensation Committee held three meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available on the Company’s website (www.bjsrestaurants.com).

Governance and Nomination Committee

The Company also maintains a Governance and Nomination Committee that is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s corporate governance. The Governance and Nomination Committee in connection with management implements the Company’s Code of Business Conduct to promote honest and ethical conduct of the Company’s business. The Code of Business Conduct covers all officers, directors and employees. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of directors’ independence and the Board’s performance self-evaluation. The charter of the Governance and Nomination Committee is available on the Company’s website (www.bjsrestaurants.com). The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s bylaws relating to shareholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Co-Chairmen of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers, guests and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors and the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Governance and Nomination Committee was established in March 2004 and consists of Mr. Grundhofer, Mr. Brassfield and Mr. King, all of whom are independent directors. Mr. Grundhofer serves as Chairman of the Governance and Nomination Committee. The Governance and Nomination Committee conducted its business within the context of regularly scheduled Board meetings and held no separate meetings during the last fiscal year.

Any shareholder who wishes to communicate directly with the Board of Directors or one or more specific directors, may send a letter addressed to the Board of Directors or to the specific directors intended to be addressed to the Company’s corporate headquarters. The Company will forward all communications to the Board of Directors or to the specific directors identified by the shareholder. The Company’s current policy is to send every shareholder’s communication addressed to the Board of Directors or to one or more specific directors to the identified directors.

REPORT OF AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring the Company’s financial reporting practices. The members of the Audit Committee are independent (as such term is defined in NASD Rule 4200(a)(15) which are applicable to the Company as a result of the listing of its Common Stock on the NASDAQ Global Select Market). In addition, all members of the Audit Committee have been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

As more fully described in its charter, the Audit Committee oversees the Company’s financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as the Company’s independent auditors for fiscal year 2006. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2006 with management and E&Y. Management and E&Y have represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the independent auditors have provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committee,” and the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the compatibility of non audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended January 2, 2007 for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed Ernst & Young LLP as the Company’s independent auditors for its fiscal year 2007.

The Audit Committee

John F. Grundhofer	Larry D. Bouts	Peter A. Bassi

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 2 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 1, 2008, and the Board is recommending shareholders ratify that appointment at the Annual Meeting. Ernst & Young LLP does not have, and has not had at any time, any direct or indirect financial interest in the Company or any of its subsidiaries and does not have, and has not had at any time, any relationship with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Company nor any officer or director of the Company has or has had any interest in Ernst & Young LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of Ernst & Young LLP to the shareholders for ratification. In the event that this appointment of Ernst & Young LLP is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of an independent registered public accounting firm for future periods.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of Ernst & Young LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Ernst & Young LLP

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended January 2, 2007 and January 3, 2006 by the Company’s Independent Auditors, Ernst & Young LLP:

	2006	2005
Audit Fees(1)	$342,000	$355,315
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

(1)	These amounts represent fees of Ernst & Young LLP for the audit of the Company’s consolidated financial statements, the review of financial statements included in the Company’s quarterly Form 10-Q reports, the audit of the Company’s management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year, such as consents and assistance with review of registration statements and other documents filed with the SEC.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate the Company’s independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the fees for fiscal 2006 and 2005 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no instances of waiver of approval requirements or guidelines during the same periods.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (a) each director of the Company, (b) each executive officer identified in the Summary Compensation Table, (c) all executive officers and directors of the Company as a group and (d) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)
Name and Address(2)	Number of Shares(3)		Percentage Of Class(3)
The Jacmar Companies William H. Tilley c/o The Jacmar Companies 2200 W. Valley Blvd. Alhambra, CA 91803	4,366,703	(4)	16.74%

Golden Resorts, Inc. Jerry G. Brassfield, Director c/o Golden Resorts, Inc. 140 Victory Lane Los Gatos, CA 95030	3,475,731	(5)	13.32%

Morgan Stanley 1585 Broadway New York, NY 10036	2,056,118	(6)	7.88%

Next Century Growth Investors, LLC 5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416	1,752,122	(7)	6.72%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,680,433	(8)	6.44%

FMR Corp. 82 Devonshire Street Boston, MA 02109	1,670,005	(9)	6.40%

Gerald W. Deitchle	223,500	(10)	*

Paul A. Motenko	478,357	(11)	1.81%

Jeremiah J. Hennessy	460,007	(12)	1.74%

James A. Dal Pozzo	4,455,718	(13)	17.05%

Shann M. Brassfield	658,350	(14)	2.52%

John F. Grundhofer	63,951	(15)	*

J. Roger King	55,501	(16)	*

Larry D. Bouts	94,489	(17)	*

Peter A. Bassi	44,489	(18)	*

Gregory S. Levin	20,000	(19)	*

Gregory S. Lynds	33,834	(20)	*

John D. Allegretto	20,000	(21)	*

All directors and executive officers as a group (16 persons)	6,854,114	(22)	25.08%

*	Less than 1%
(1)	The persons named in the table, to the Company’s knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.
(2)	The address of the officers and directors of the Company is at the Company’s principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.
(3)	Shares of Common Stock which a person had the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. Does not include shares issuable upon exercise of any options issued by the Company which are not exercisable within 60 days from the date hereof.
(4)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 1,574,254 shares held by the William H. Tilley Trust, 15,000 shares held by the William Tilley SEP IRA, 108,084 shares hold by The William Tilley Family Foundation and 45,236 shares held by Tilley family members and affiliates. The Jacmar Companies are controlled by William H. Tilley whose address is the same as that of the Jacmar Companies. See “Certain Relationships and Related Transactions.”
(5)	Consists of 2,848,626 shares held of record by the Jerry G. Brassfield Revocable Trust, 59,602 shares held by Jerry G. Brassfield and family, 499,003 shares held by Golden Resorts, Inc. and 68,500 shares held by Autofocus. Jerry G. Brassfield is a director and major shareholder of Autofocus. Golden Resorts, Inc. is controlled by Jerry G. Brassfield whose address is the same as that of Golden Resorts, Inc. Shann M. Brassfield, a Director of the Company, is the son of Jerry G. Brassfield.
(6)	Based solely on a Schedule 13G/A filed on February 14, 2007, it is the Company’s belief that Morgan Stanley beneficially owned the number of shares indicated as of December 31, 2006. Morgan Stanley is the parent corporation of Morgan Stanley Investment Management Inc. which is an investment adviser having beneficial ownership of a substantial portion of the shares in question.
(7)	Based solely on a Schedule 13G/A filed on February 14, 2007, it is the Company’s belief that Next Century Growth Investors, LLC, a Delaware limited liability company that is controlled by Thomas L. Press and Donald M. Longlet, is the beneficial owner of the shares in question.
(8)	Consists of shares owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with the power to vote and/or direct investment. The number of shares set forth in this table and the foregoing information is based solely on information provided to the Company by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has disclaimed beneficial ownership of these shares.
(9)	Based solely on a Schedule 13G/A filed on February 14, 2007, it is the Company’s belief that FMR Corp. beneficially owned the number of shares indicated as of December 31, 2006. FMR Corp. is the parent corporation of Fidelity Management & Research Company, which is an investment adviser having beneficial ownership of a substantial portion of the shares in question.
(10)	Consists of 5,000 shares of Common Stock held of record by the Deitchle Family Trust and 218,500 shares of Common Stock purchasable upon exercise of options.
(11)	Consists of 193,678 shares of Common Stock and options exercisable for up to 284,679 shares of Common Stock. See “Compensation Discussion and Analysis.”
(12)	Consists of 175,328 shares of Common Stock and options exercisable for up to 284,679 shares of Common Stock. See “Compensation Discussion and Analysis.”
(13)	Consists of 2,624,129 shares held of record by The Jacmar Companies, 102,300 shares held by James Dal Pozzo, 108,084 shares held by The William Tilley Family Foundation (of which Mr. Dal Pozzo is Secretary and a Director), 1,574,254 shares held by various Tilley family trusts (of which Mr. Dal Pozzo is co-trustee) and 46,951 shares of Common Stock purchasable upon exercise of options. Mr. Dal Pozzo is an executive officer and director of The Jacmar Companies. See “Certain Relationships and Related Transactions.”
(14)

Consists of 102,300 shares held of record by the Shann M. Brassfield Revocable Trust, 2,594 shares held by the Joann Brassfield Charitable Giving Foundation (of which Mr. Brassfield is a Director), 499,003 shares held by Golden Resorts, Inc., 7,502 shares of common stock of which Mr. Shann Brassfield is the beneficial owner and 46,951 shares of Common Stock purchasable upon exercise of options. Mr. Brassfield is an executive officer and director of Golden Resorts, Inc., which is controlled by his father Jerry G. Brassfield.

(15)	Consists of 62,899 shares of Common Stock of which Mr. Grundhofer is the beneficial owner and 1,052 shares of Common Stock purchasable upon exercise of options.
(16)	Consists of 16,550 shares of Common Stock of which Mr. King is the beneficial owner and 38,951 shares of Common Stock purchasable upon exercise of options.
(17)	Consists of 65,000 shares of Common Stock of which Mr. Bouts is the beneficial owner and 29,489 shares of Common Stock purchasable upon exercise of options.
(18)	Consists of 15,000 shares of Common Stock of which Mr. Bassi is the beneficial owner and 29,489 shares of Common Stock purchasable upon exercise of options.
(19)	Consists of options exercisable for up to 20,000 shares of Common Stock. See “Compensation Discussion and Analysis.”
(20)	Consists of options exercisable for up to 33,834 shares of Common Stock. See “Compensation Discussion and Analysis.”
(21)	Consists of options exercisable for up to 20,000 shares of Common Stock. See “Compensation Discussion and Analysis.”
(22)	Includes 1,244,218 shares of Common Stock issuable upon exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (Rule 16b-3”) and outside directors as defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Compensation Committee reviews the performance of the Company’s officers and key employees and reports to the Board of Directors. In such capacity, the Committee administers the Company’s executive compensation plans, reviews the Company’s general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key employees, except for Mr. Motenko, Mr. Hennessy and Mr. Deitchle, whose compensation is established under Employment Agreements previously approved by the Compensation Committee and the Board of Directors and described elsewhere in this Proxy Statement. See “Compensation of the Chief Executive Officer and Co-Chairmen.” The Committee makes recommendations regarding equity awards to executive officers and other employees pursuant to the Company’s equity compensation plans, including the 2005 Equity Incentive Plan.

The Committee’s charter establishes the various responsibilities of the Committee including those described above. The Committee periodically reviews and revises the charter. In addition, the Committee regularly receives reports and recommendations from management and, as appropriate, consults with legal, accounting or other advisors in accordance with the authority granted to the Committee in its charter.

Three independent directors, J. Roger King, Shann M. Brassfield, and Peter A. Bassi currently serve on the Committee and served as Committee members during all of fiscal 2006. Each member of the Committee meets the independence requirements specified by NASDAQ and by Section 162(m) of the Code, as determined annually by the Board. The Chairman of the Compensation Committee reports the Committee’s actions and recommendations to the Board of Directors following each Committee meeting. The Committee held three formal meetings during fiscal 2006.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Committee and the Chief Executive Officer annually review the performance of the other executive officers. The Committee reviews the performance of the Chief Executive Officer.

Overview of Compensation Philosophy and Program

The Committee believes that executive compensation should be closely aligned with the performance of the Company on both a short-term and a long-term basis. In addition, the Committee believes that compensation should be designed to assist the Company in attracting and retaining the management personnel that are critical to its long-term success. To that end, the Committee believes that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based incentive bonuses, which are dependent on the Company’s performance and, for most executives, individual performance; and

•

long-term incentive compensation in the form of stock options or other equity-based awards and that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives.

The Compensation Committee considers a variety of factors when it establishes the amount of total compensation to award to executive officers each year. Among these factors are:

•	the amount of total compensation paid to the Company’s executives compared to amounts paid to similar executives at targeted peer group companies both for the prior year and over a multi-year period;

•	the value of equity-based compensation awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally and within the restaurant industry.

Determining Executive Compensation

The Company has structured its annual and long-term incentive-based cash and non-cash executive compensation programs to motivate executives to achieve the business goals of the Company and reward them for achieving these goals. The Committee determines relevant market data and alternatives to consider when making compensation decisions regarding the executive officers.

The Committee compares each element of total compensation against industry data provided by Mercer Human Resource Consulting and HVS International’s HCE Hospitality Exchange compensation information. The Committee believes that this information represents industry related compensation elements for which the Company competes for talent and shareholder investment. A comparison of total compensation levels against the HCE Hospitality Exchange compensation data for similarly situated executive officers for Company’s with similar size revenues revealed that the Company’s total compensation for its executives was in the 50th percentile. The Company does not set a specific compensation percentile, instead the Compensation Committee uses this information and the executive’s level of responsibility and experience as well as the executive’s success in achieving business results and leadership in determining the executive’s compensation. The Committee believes that this approach allows for the Committee to take into consideration the executive’s overall contribution to the Company in determining executive compensation rather than relying solely on specific peer group targets.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The Committee gathers and reviews data from Mercer Human Resource Consulting and the HCE Hospitality Exchange as well as relevant information from industry sources, SEC filings and other publicly available sources to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Elements of Executive Compensation

Base Salary. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives, and the comparator group companies’ pay levels.

Annual Incentive Bonus. Each executive officer participates in the Company’s Annual Performance Incentive Plan (PIP). Bonuses paid in accordance with the PIP program are generally determined based on a percentage of each executive officer’s base salary, which for 2006 ranged from 25% to 35%. The Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and other terms and conditions of awards of bonus compensation included in the PIP program.

For fiscal 2006, a consolidated pre-tax income target was the objective performance measure upon which the objective performance goal was based. After the end of the fiscal year, the Committee with the Chief Executive Officer reviews the extent to which the performance goals were achieved and approved and recommended to the Board of Directors the amount of the award to be paid to each officer.

Under the PIP plan as in effect during fiscal 2006, 80% of the executives’ incentive bonus was based on achievement of the specified objective performance goal as approved by the Committee and Board of Directors for the fiscal year (other than the Chief Executive Officer, for whom 100% of the target was based on the objective performance goal). The terms of the objective performance goal for 2006 permit bonus payouts of up to 120% of the target bonus in situations where the Company exceeded its objective performance goal. Twenty percent of the target bonus for each executive officer other then the Chief Executive Officer was based on the specific individual performance goals, which change each year based on the Company’s strategic plan initiatives and responsibilities of the positions. For fiscal 2007, 66% of the executives’ bonus will be based on achievement of the specified objective performance goal and 34% will be based on the specific individual performance goals.

Long-Term Equity Compensation. Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. The Committee believes that equity ownership for all executive officers and for certain of its key employees, is important for incentive, retention and alignment with shareholders interest. In 2005 the Company proposed and shareholders approved a new equity incentive plan that permits a variety of equity award vehicles. The Committee believes the plan enables the Company to achieve a balance between providing equity-based compensation for key employees and creating and maintaining long-term shareholder value. Beginning in 2007 all of the Company’s general managers, executive kitchen managers, culinary training managers and area and regional directors are eligible for the Gold Standard Stock Ownership Program under the Company’s 2005 Equity Incentive Plan. This program is a long term wealth building program based on restricted stock units of the Company that is dependent on the participant’s extended service with the Company in their respective positions (generally 5 years) and their achievement of certain agreed upon performance objectives during that service period.

In determining the size of stock option grants to executive officers, the Committee bases its determinations and recommendations to the Board of Directors on such considerations as the value of total direct compensation for comparable positions in comparator group companies, Company and individual performance against the strategic plan for the prior fiscal year, the number and value of stock options previously granted to the executive officer, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. All stock options granted by the Company during fiscal 2006 were granted as nonqualified stock options with an exercise price equal to the closing price of the Common Stock on the date of grant and, accordingly, will have value only if the market price of the Common Stock increases after that date. Other than the stock options granted to Messrs. Motenko, Hennessy and Deitchle discussed elsewhere in this proxy, stock options granted to the executive officers of the Company generally vest in five equal annual installments.

Executive Benefit and Perquisites. Pursuant to their employment agreements with the Company, each of Mr. Motenko and Mr. Hennessy are entitled to certain fringe benefits including use of a Company automobile or automobile allowance of $1,000 per month, a $1,000,000 life insurance policy (premiums for which shall not exceed $7,500 per year) on the life of Mr. Motenko and Mr. Hennessy, as the case may be, with the beneficiaries designated by Mr. Motenko or Mr. Hennessy. In addition, they are entitled to receive customary vacation benefits, family health insurance and the right to participate in the Company’s customary executive benefit plans. In addition, pursuant to his employment agreement with the Company, Mr. Deitchle is entitled to certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a Company automobile or automobile allowance, family health insurance and the right to participate in the Company’s customary executive benefit plans. Other executive officers are entitled to receive customary vacation benefits, automobile allowances, family health insurance and the right to participate in the Company’s customary executive benefit plans.

Stock Option Grant Timing Practices

During fiscal 2006, the Committee and the Board adopted guidelines for stock option grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Stock Option Grant Dates. Annual stock option grants are presented and approved at the meeting of the Compensation Committee held in December of each year, before fiscal year-end earnings are released. The regular annual stock option grant date for all employees, including executive officers, is the first business day of the new fiscal year. The exercise price for the annual grants is determined using the average of the closing price of the Company’s common stock for the last five trading days of the fiscal year.

New Hire Grant Dates. Stock option grants to newly-hired employees that fall within parameters previously set by the Committee are approved by written action by the Chief Executive Officer. Beginning in 2007, all new hire grants will be approved by the Committee. These grants occur on the first day of employment as stated in the offer letters for new employees. The option exercise price is generally the closing price of the Company’s common stock on the date of grant.

Participants in the Company’s Gold Standard Stock Ownership (GSSOP) Program. Beginning in 2007 all of the Company’s general managers, executive kitchen managers, culinary training managers and area and regional directors are eligible for the Gold Standard Stock Ownership Program under the Company’s 2005 Equity Incentive Plan. The initial grant of restricted stock units for each participant in the GSSOP was the first business day of the new fiscal year. New participants will receive their grants on the first day of each month subsequent to their acceptance into the program in accordance with the GSSOP documentation.

All Other Grants. The Company’s general practice is to issue stock option grants annually or upon new employment as described above. In those instances when stock option grants occur during the year due to promotion or other factors, the stock option grants are approved by the Committee and a future effective date is selected by the Committee.

Stock Option Grants for Non Employee Directors. Initial stock options granted to newly-elected non-employee members of the Board are granted as of the date of election to the board. Annual grants to non-employee directors are generally made on January 15th of each year.

Compensation of the Chief Executive Officer and the Co-Chairmen

Gerald W. Deitchle Employment Agreement

On January 19, 2005, the Company announced that Gerald W. (Jerry) Deitchle had been named President and CEO of the Company and his employment commenced February 1, 2005. Under the terms of Mr. Deitchle’s employment contract, he is entitled to receive annual cash compensation of $300,000, subject to escalation annually in accordance with the Consumer Price Index (“CPI”). In addition, Mr. Deitchle was entitled to receive a cash bonus of $125,000 if fiscal 2005 earnings before interest, amortization, depreciation and income taxes (“EBITDA”) equaled or exceeded $16,000,000 and an additional $25,000 if fiscal 2005 EBITDA equaled or exceeded $18,000,000. Mr. Deitchle received a cash bonus of $150,000 for fiscal 2005 as a result of this incentive plan. All bonuses thereafter, as well as increases in compensation above the minimum CPI escalation rate stated above, shall be determined by the Board in its sole discretion. For fiscal 2006, Mr. Deitchle’s base salary was $330,000 and he earned a cash bonus of $165,000 based on the Company’s performance. This was the maximum amount allowed under his contract. Mr. Deitchle’s employment agreement with the Company expires on December 1, 2009.

Mr. Deitchle is entitled to certain other fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, use of a Company automobile or automobile allowance, family health insurance and the right to participate in the Company’s customary executive benefit plans.

Mr. Deitchle received an initial grant of stock options to purchase 275,000 shares of the Company’s common stock under the Company’s existing stock option plan, of which 100,000 options vested on the date of grant and 87,500 vest on each of the second and third anniversaries of the date of grant. Additionally, Mr. Deitchle received a stock option grant of 25,000 shares upon joining the Company’s Board of Directors in November 2004, of which 12,500 options vested on each of the first and second anniversaries of the date of grant. Mr. Deitchle shall be entitled to additional stock options or other equity-based compensation from time to time as determined by the Board of Directors of the Company.

Pursuant to the terms of his employment agreement, the Company has agreed to take all reasonable action within its control to cause Mr. Deitchle to continue to be appointed or elected to the Board of Directors during the term of his agreement. The Company may terminate Mr. Deitchle’s employment at any time. If the termination is by the Company for “Cause” (as defined below), as a result of the death or “Disability” (as defined below) of Mr. Deitchle, or by Mr. Deitchle for other than “Good Reason” (as defined below), Mr. Deitchle will be entitled to receive all amounts payable by the Company under his employment agreement to the date of termination (including a prorated portion of any accrued bonuses). In addition, if the termination is by the Company or Mr. Deitchle as a result of “Disability,” to the extent that Mr. Deitchle is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay Mr. Deitchle an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of Mr. Deitchle and his eligible dependents. For purposes hereof, “Disability” shall mean incapacity due to physical or mental illness which results in Mr. Deitchle being absent from the full-time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days in any 12 month period.

In the event of termination of employment by the Company without “Cause” or by Mr. Deitchle for “Good Reason,” Mr. Deitchle shall be entitled to receive the following: (i) such Base Salary, vacation, prorated bonus and other benefits as have been earned through the date of termination and, to the extent that Mr. Deitchle is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay Mr. Deitchle an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of Mr. Deitchle and his eligible dependents, (ii) a lump sum severance equal to the greater of (a) one year’s then current base salary, or (b) fifty percent (50%) of the base salary that would be due to him (including annual increases) between the date of termination and the end of the remaining term of his employment contract.

For purposes of Mr. Deitchle’s employment agreement, “Cause” means (i) an act or acts of dishonesty undertaken by Mr. Deitchle and intended to result in material personal gain or enrichment of him or others at the expense of the Company; (ii) gross misconduct that is willful or deliberate on Mr. Deitchle’s part and that, in either event, is materially injurious to the Company, (iii) the conviction of Mr. Deitchle of a felony; or (iv) the material breach of any terms and conditions of his employment agreement by Mr. Deitchle, which breach has not been cured within 30 days after written notice thereof from the Company. The cessation of employment by Mr. Deitchle shall not be deemed to be for Cause unless and until there shall have been delivered to Mr. Deitchle a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Mr. Deitchle) at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Deitchle and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist and specifying the particulars thereof in detail.

For purposes of Mr. Deitchle’s employment agreement, “Good Reason” means (i) any removal of Mr. Deitchle from, or any failure to nominate or re-elect Mr. Deitchle to, his current office and/or the Board, except in connection with termination of Mr. Deitchle’s employment for death, Disability or Cause, (ii) the failure of the Company to obtain the assumption of this Agreement by any successor to the Company, as provided in this Agreement, (iii) the material breach by the Company of any terms and conditions of Mr. Deitchle’s employment agreement, which breach has not been cured by the Company within thirty (30) days after written notice thereof to the Company from Mr. Deitchle, or (iv) in the event of certain events constituting a change in control of the Company (a) (1) any reduction in Mr. Deitchle’s then-current base salary or any material reduction in Mr. Deitchle’s comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), (2) the assignment to Mr. Deitchle of duties that represent or constitute a material adverse change in Mr. Deitchle’s position, duties, responsibilities and status with the Company immediately prior to a change in control, or (3) a material adverse change in Mr. Deitchle’s reporting responsibilities, titles, offices, or any removal of Mr. Deitchle from, or any failure to re-elect Mr. Deitchle to, any of such positions; except in connection with the termination of Mr. Deitchle’s employment for Cause, upon the Disability or death of Mr. Deitchle, or upon the voluntary termination by Mr. Deitchle; (b) the relocation of Mr. Deitchle’s place of employment from the location at which Mr. Deitchle was principally employed immediately prior to the date of the change in control to a location more than 50 miles from such location; or (c) the failure of any successor to the Company to assume and agree to perform its obligations under Mr. Deitchle’s employment agreement.

Paul Motenko and Jeremiah Hennessy Employment Agreements

On June 27, 2005, the Company entered into Amended and Restated Employment Agreements with each of Paul Motenko and Jeremiah Hennessy. The forms of employment agreements were substantially identical except that the agreement provides that Mr. Motenko will serve as the Co-Chairman, Secretary and as a Vice President of the Company whereas Mr. Hennessy’s employment agreement provides that he will serve only as the Co-Chairman.

Unless earlier terminated, the term of Mr. Motenko and Mr. Hennessy’s employment shall end on December 31, 2009; provided, however, that his employment term shall be extended for additional one year periods unless and until the Company or Mr. Motenko or Mr. Hennessy, as the case may be, gives notice of its or his intention not to renew.

Pursuant to the terms of their employment agreements, Mr. Motenko serves as the Co-Chairman of the Company as well as a Vice President and Secretary. Mr. Hennessy serves as Co-Chairman of the Company. The employment agreements provide that the position of Co-Chairman shall be an executive office of the Company. During the term of the Agreement, the Company (and its Board of Directors) are obligated to take such reasonable actions within their control to cause Mr. Motenko and Mr. Hennessy to continue to be appointed or elected to the Board of Directors. In addition, should Gerald Deitchle, the Company’s President and Chief Executive Officer, resign or be terminated, the Company has agreed to use its best efforts to cause Mr. Motenko and Mr. Hennessy to each be reinstated as Co-Chief Executive Officers of the Company.

Each of Mr. Motenko and Mr. Hennessy is entitled to receive annual cash compensation of $300,000, subject to escalation annually in accordance with the consumer price index. In addition, each of Mr. Motenko and Mr. Hennessy received a lump sum payment equal to the amount by which the base salary paid to them from January 1, 2005 through the effective date of their employment agreements was less than the base salary that would have been paid to them under the employment agreements had they been in effect on January 1, 2005. Bonuses shall be determined by the Board in its sole discretion. For fiscal 2006, Mr. Motenko and Mr. Hennessy did not receive a cash bonus.

Each of Mr. Motenko and Mr. Hennessy is entitled to certain fringe benefits including use of a Company automobile or automobile allowance of $1,000 per month, a $1,000,000 life insurance policy (premiums for which shall not exceed $7,500 per year) on the life of Mr. Motenko and Mr. Hennessy, as the case may be, with the beneficiaries designated by Mr. Motenko or Mr. Hennessy. In addition, they are entitled to receive customary vacation benefits, family health insurance and the right to participate in the Company’s customary executive benefit plans.

Pursuant to the terms of their employment agreements, each of Mr. Motenko and Mr. Hennessy received an initial grant of stock options to purchase 85,000 shares of the Company’s common stock under the Company’s

2005 Equity Incentive Plan. Each of these options vests as follows: (i) 34,000 shares vested upon grant, (ii) 17,000 shares vest on December 31, 2007, (iii) 17,000 shares vest on December 31, 2008 and (iv) 17,000 shares vest on December 31, 2009. The option exercise price was the closing price of the Company’s common stock on the date of grant.

The Company may terminate Mr. Motenko and/or Mr. Hennessy’s employment at any time. If the termination is by the Company for “Cause” (as defined below), as a result of the death or “Disability” (as defined below) of Mr. Motenko or Mr. Hennessy, or by Mr. Motenko or Mr. Hennessy for reasons other than “Good Reason” (as defined below), Mr. Motenko and Mr. Hennessy, as the case may be, will be entitled to receive all amounts payable by the Company under his employment agreement to the date of termination (including a prorated portion of any accrued bonuses). In addition, if the termination is by the Company or Mr. Motenko or Hennessy, as the case may be, as a result of “Disability,” to the extent that Mr. Motenko or Hennessy is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay an amount equivalent to the terminated executive’s COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage. For purposes hereof, “Disability” shall mean incapacity due to physical or mental illness which results in the executive being absent from the full-time performance of substantially all of his material duties with the Company for 90 consecutive days or 180 days in any 12 month period.

In the event of termination of employment by the Company without “Cause” or by Mr. Motenko or Mr. Hennessy for “Good Reason,” Mr. Motenko or Mr. Hennessy, as the case may be, shall be entitled to receive the following: (i) such Base Salary, vacation, prorated bonus and other benefits as have been earned through the date of termination and, to the extent that the executive is not covered by any other comprehensive insurance that provides a comparable level of benefits, the Company will pay the executive an amount equivalent to his COBRA payments for up to 18 months following the termination or the maximum term allowable by then applicable law for coverage of the executive and his eligible dependents, (ii) a severance equal to the greater of (a) one year’s then current base salary, or (b) one hundred percent (100%) of the base salary that would be due to him (including annual increases) between the date of termination and the end of the remaining term of his employment, payable in accordance with the Company’s ordinary payroll practices. In addition, in the event of a termination without “Cause” or for “Good Reason,” the Options (as described and defined below) shall continue to vest and remain exercisable through the end of the remaining term of the employment agreement. In addition, in the event there is a Change of Control within 12 months following a termination by the Company without Cause, executive shall be entitled to a cash payment equal to the amount, if any, by which the aggregate fair market value of the shares subject to any unvested Options or subsequent stock options exceeds the aggregate exercise price of such options on the effective date of termination.

For purposes of these employment agreements, “Cause” means (i) an act or acts of dishonesty undertaken by the executive and intended to result in material personal gain or enrichment of him or others at the expense of the Company; (ii) gross misconduct that is willful or deliberate on the executive’s part and that, in either event, is materially injurious to the Company, (iii) the conviction of the executive of a felony; or (iv) the material breach of any terms and conditions of his employment agreement by the executive, which breach has not been cured within 30 days after written notice thereof from the Company. The cessation of employment by Mr. Motenko or Mr. Hennessy, as the case may be, shall not be deemed to be for Cause unless and until there shall have been delivered to the executive in question, a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the executive in question) at a meeting of the Board called and held for such purpose (after reasonable notice to the executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist and specifying the particulars thereof in detail.

For purposes of Mr. Motenko and Mr. Hennessy’s employment agreements, “Good Reason” means:

(i) any removal of the executive from, or any failure to nominate or re-elect the executive to, his current office and/or the Board, except in connection with termination of executive’s employment for death, Disability or Cause,

(ii) the failure of the Company to obtain the assumption of the employment agreement by any successor to the Company, as provided in the employment agreement,

(iii) the material breach by the Company of any terms and conditions of the employment agreement, which breach has not been cured by the Company within thirty (30) days after written notice thereof to the Company from the executive,

(iv) the assignment to the executive of duties that represent or constitute a material adverse change in the executive’s position, duties, responsibilities or status with the Company;

(v) the appointment of any person other than Gerald W. Deitchle as Chief Executive Officer of the Company (or an office having substantially the same responsibilities); or

(vi) in the event of certain events constituting a change in control of the Company:

(a)(1) any reduction in the executive’s then-current base salary or any material reduction in Mr. Motenko or Mr. Hennessy’s, as the case may be, comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), (2) the assignment to the executive of duties that represent or constitute a material adverse change in such executive’s position, duties, responsibilities and status with the Company immediately prior to a change in control, or (3) a material adverse change in the executive’s reporting responsibilities, titles, offices, or any removal of such executive from, or any failure to re-elect the executive to, any of such positions; except in connection with the termination of executive’s employment for Cause, upon his Disability or death, or upon the voluntary termination by the executive;

(b) the relocation of Mr. Motenko or Mr. Hennessy’s, as the case may be, place of employment from the location at which he was principally employed immediately prior to the date of the change in control to a location more than 50 miles from such location; or

(c) the failure of any successor to the Company to assume and agree to perform its obligations under the executive’s employment agreement.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs. King, Brassfield and Bassi served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2006, an officer or employee of the Company, a former officer of the Company or any of its subsidiaries or had a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Compensation Committee during fiscal 2006.

Certain of the members of the Company’s Board of Directors or their affiliates have entered into transactions or arrangements with the Company during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Review of All Components of Executive Compensation

The Committee and the Board of Directors have reviewed information about all components of the compensation provided to the Company’s executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control of the Company on stock option vesting. A summary of the Company’s compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive, were presented to and reviewed by the Committee.

Tax and Accounting Implications

Section 162(m) disallows a federal income tax deduction to publicly held companies for certain compensation paid to the company’s chief executive officer and four other most highly compensated executive officers to the extent that compensation exceeds $1 million per executive officer covered by Section 162(m) in any fiscal year. The limitation applies only to compensation that is not considered “performance-based” as defined in the Section 162(m) rules.

In designing the Company’s compensation programs, the Committee considers the effect of Section 162(m) together with other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue taking, appropriate actions, to the extent it believes desirable, to preserve the deductibility of annual incentive and long-term performance awards. However, the Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

J. Roger King	Shann M. Brassfield	Peter A. Bassi

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended January 2, 2007 of the current Chief Executive Officer, the current Chief Financial Officer and each of the four most highly compensated executive officers of the Company as of January 2, 2007, whose salary and bonus compensation for the year ended January 2, 2007 was at least $100,000.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Paul A. Motenko Co-Chairman of the Board, Vice President and Secretary	2006	$312,600	$—	—	$65,236	$—	$—	$11,752	(3)	$388,785

Jeremiah J. Hennessy Co-Chairman of the Board	2006	$312,600	$—	—	$65,236	$—	$—	$13,120	(4)	$390,153

Gerald W. Deitchle Director, Chief Executive Officer and President	2006	$330,000	$165,000	—	$363,924	$—	$—	$6,804	(5)	$864,924

Gregory S. Levin Chief Financial Officer	2006	$253,000	$82,174	—	$156,642	$—	$—	$12,804	(6)	$503,816

Gregory S. Lynds Chief Development Officer	2006	$230,000	$74,704	—	$188,188	$—	$—	$9,204	(7)	$501,292

John D. Allegretto Chief Supply Chain Officer	2006	$203,000	$65,934	—	$180,598	$—	$—	$12,804	(8)	$461,532

(1)	Bonus amounts may include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.
(2)	This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives, in 2006 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2006 grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended January 2, 2007, as filed with the SEC. See the Grants of Plan-Based Awards Table for the information on options granted in 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive.
(3)	The amount shown is the estimated value of perquisites and other personal benefits, including group term life insurance ($804) and auto reimbursement/allowance ($10,948).
(4)	The amount shown is the estimated value of perquisites and other personal benefits, including group term life insurance ($804) and auto reimbursement/allowance ($12,316).
(5)	The amount shown is the estimated value of perquisites and other personal benefits, including group term life insurance ($804) and auto reimbursement/allowance ($6,000).
(6)	The amount shown is the estimated value of perquisites and other personal benefits, including group term life insurance ($804) and auto reimbursement/allowance ($12,000).
(7)	The amount shown is the estimated value of perquisites and other personal benefits, including group term life insurance ($804) and auto reimbursement/allowance ($8,400).
(8)	The amount shown is the estimated value of perquisites and other personal benefits, including group term life insurance ($804) and auto reimbursement/allowance ($12,000).

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase the Company’s common stock and other plan-based awards made during the fiscal year ended January 2, 2007, to the persons named in the Summary Compensation Table Stock.

2006 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Paul A. Motenko	—	—	—	—
Jeremiah J. Hennessy	—	—	—	—
Gerald W. Deitchle	01/04/06	30,000	$23.26	$296,148
Gregory S. Levin	—	—	—
Gregory S. Lynds	01/04/06	15,000	$23.26	$148,074
John D. Allegretto	—	—	—	—

(1)	This column shows the number of stock options granted in 2006 to the Named Executive Officers. All of such options vest in five equal annual installments and have a five year life.
(2)	Reflects annual stock option grants which have an exercise price per share equal to an average of the closing prices for the last five days of the fiscal year.
(3)	This column shows the full grant date fair value of options granted in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the vesting schedule of the shares underlying the options. The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model. The fair value shown for stock awards and option awards are accounted for in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executives. The actual value, if any that a named executive officer may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of January 2, 2007.

Outstanding Equity Awards at January 2, 2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Paul A. Motenko	250,679 34,000	— 51,000	(1)	— —	$ $	2.75 19.38	01/18/11 06/27/15

Jeremiah J. Hennessy	250,679 34,000	— 51,000	(1)	— —	$ $	2.75 19.38	01/18/11 06/27/15

Gerald W. Deitchle	25,000 100,000 —	— 175,000 30,000	(2) (3)	— — —	$ $ $	14.77 14.04 23.26	11/23/14 01/12/15 01/04/16

Gregory S. Levin	20,000	80,000	(4)	—		$20.74	09/06/15

Gregory S. Lynds	30,000 — — —	60,000 2,500 8,890 15,000	(5) (6) (7) (3)	— — — —	$ $ $ $	11.26 13.57 15.50 23.26	07/22/13 04/15/14 02/22/15 01/04/16

John D. Allegretto	20,000	80,000	(8)	—		$23.47	08/08/15

(1)	The unexercisable options vest in three annual installments commencing December 31, 2007.
(2)	The unexercisable options vest in two annual installments commencing January 12, 2007.
(3)	The unexercisable options vest in five annual installments commencing January 4, 2007.
(4)	The unexercisable options vest in four annual installments commencing September 6, 2007.
(5)	The unexercisable options vest in two annual installments commencing July 22, 2007.
(6)	The unexercisable options vest in three annual installments commencing April 15, 2007.
(7)	The unexercisable options vest in three annual installments commencing February 22, 2008.
(8)	The unexercisable options vest in four annual installments commencing August 8, 2007.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options during 2006 for each of the Named Executive Officers on an aggregated basis:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Paul A. Motenko	80,000	$1,782,841
Jeremiah J. Hennessy	80,000	$1,782,841
Gerald W. Deitchle	—	$—
Gregory S. Levin	—	$—
Gregory S. Lynds	—	$—
John D. Allegretto	—	$—

Potential Payments upon Termination or Change in Control

The employment agreements with Messrs Motenko, Hennessy and Deitchle discussed elsewhere in this proxy contain severance arrangements providing for the payment of certain benefits if the employment of these officers is terminated, including termination following a change in control. In addition, in the event the Company terminates the employment of Mr. Levin without cause he will be eligible to receive a severance payment of six months salary. Further, in the event the Company terminates the employment of Mr. Lynds without cause (including in connection with a change in control), he will be eligible to receive a severance payment of six months salary plus an additional month for every year he was employed by the Company (not to exceed an aggregate of 12 months).

The Company also has additional severance arrangements with certain other executive officers, pursuant to which the officer is eligible to receive a severance payment of no more than six months salary in the event the Company terminates the officer’s employment without cause In addition, stock option awards granted to all employees generally provide for accelerated vesting or lapse of restrictions on awards if an employee’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards and other conditions in the 2005 Equity Incentive Plan are satisfied.

The following table describes the potential payments upon termination without cause or, after a change in control of the Company, termination without cause or termination for good reason for each named executive officer:

	Termination Without Cause or Termination for Good Reason (including Termination following a Change in Control)
Name	Cash Payment(1)	Acceleration of Vesting of Options($)(2)	Benefits and Perquisites
Paul A. Motenko	$312,600	$42,330	$22,352
Jeremiah J. Hennessy	$312,600	$42,330	$19,418
Gerald W. Deitchle	$330,000	$1,079,750	$16,271
Gregory S. Levin	$126,500	$—	$7,551
Gregory S. Lynds	$115,000	$595,472	$7,551
John D. Allegretto	$—	$—	$7,551

(1)	Assumes a termination and base salary payments as of January 2, 2007 for each executive.
(2)	Calculated based on a termination date of January 2, 2007 and the fair market value of our common stock as of the close on the last trading day of the Company’s fiscal year.
(3)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

Compensation of Directors

The Company paid each non-employee director an annual fee of $6,000, plus $750 per board meeting attended in person, $400 per telephonic board meeting over 30 minutes, $200 per telephonic board meeting under 30 minutes, $500 per committee meeting in person, $300 per telephonic committee meeting over 30 minutes, and $100 per telephonic committee meeting under 30 minutes. Upon initially joining the Board of Directors, each non-employee director receives options to acquire 25,000 shares of common stock at a price equal to the fair market value as of the date of the grant. Such options vest over a two year period. In addition, the Company compensates directors annually with a stock option grant equal to a valuation of $30,000 as determined under the Black-Scholes option pricing model. The directors’ annual stock option grant occurs on January 15 each year, and vests over a three year period.

The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Pete A. Bassi(3)	$12,400	$—	$70,130	$—	$—	$—	$82,530
Larry D. Bouts(4)	$12,769	$—	$41,034	$—	$—	$—	$53,803
Shann M. Brassfield(5)	$10,050	$—	$44,890	$—	$—	$—	$54,940
James A. Dal Pozzo(6)	$9,400	$—	$44,890	$—	$—	$—	$54,290
John F. Grundhofer(7)	$11,150	$—	$34,605	$—	$—	$—	$45,755
J. Roger King(8)	$11,900	$—	$34,605	$—	$—	$—	$46,505

(1)	Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. The compensation of Gerald Deitchle, Paul Motenko and Jeremiah Hennessy is reflected in the Summary Compensation Table.
(2)	This column reflects the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the directors, in 2006 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2006 grants, refer to note 1 of the Company’s financial statements in the Form 10-K for the year ended January 2, 2007, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the director.
(3)	Aggregate number of option awards outstanding held by Mr. Bassi at January 2, 2007 is 37,753.
(4)	Aggregate number of option awards outstanding held by Mr. Bouts at January 2, 2007 is 37,753.
(5)	Aggregate number of option awards outstanding held by Mr. Brassfield at January 2, 2007 is 63,522.
(6)	Aggregate number of option awards outstanding held by Mr. Dal Pozzo at January 2, 2007 is 63,522.
(7)	Aggregate number of option awards outstanding held by Mr. Grundhofer at January 2, 2007 is 15,623.
(8)	Aggregate number of option awards outstanding held by Mr. King at January 2, 2007 is 53,522.

Effective January 3, 2007 the Board of Directors adopted new compensation guidelines for non-employee directors. Elements of the new compensation program are as follows:

•

Upon joining the Board of Directors, all non-employee directors will receive options to purchase shares of the Company’s common stock with a valuation of $25,000 determined under the Black-Scholes option pricing model. The grant date for these shares will be the date of the election to the board. These shares will vest over a two year period.

•	Annual cash retainer of $30,000.

•

Annual stock option or equity grant valued at $40,000 as determined under the Black-Scholes option pricing model. These shares will vest in three annual installments and the date of grant will be January 15th of each year.

•	Each Committee Chairperson will receive an additional compensation of $5,000.

Additionally, effective January 3, 2007, directors are required to hold shares of the Company’s Common stock with a value equal to four times the amount of the annual retainer paid to directors, calculated using the most current year annual retainer adopted by the Board. Directors are required to achieve these guidelines within four years of joining the board, or at the time these guidelines were adopted. Shares that count towards satisfaction of these guidelines include:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Restricted stock units;

•	Deferred stock units;

•	Stock beneficially owned in a trust, by spouse and/or minor children.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on Common Stock against the cumulative return of the Standard & Poor 500 Stock Index and the Media General Restaurant Group Index for the past five years. The graph assumes that $100 was invested at inception in the Common Stock and in each of the indices that all dividends were reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

As of January 2, 2007, Jacmar Companies and their affiliates (collectively referred to herein as “Jacmar”) owned approximately 16.9% of our outstanding common stock. James Dal Pozzo, a member of our Board of Directors, is the President of Jacmar. Jacmar, through its specialty wholesale food distributorship, is currently the Company’s largest supplier of food, beverage and paper products. In 2004, Jacmar also acquired ownership of the Shakey’s pizza parlor chain. In July 2006, after an extensive competitive bidding process, the Company entered into a three-year agreement with a national foodservice distribution system whose shareholders are prominent regional foodservice distributors, of which Jacmar is one. Jacmar will continue to service the Company’s restaurants in California, while other system distributors will service our restaurants in all other states. Jacmar sells products to us at prices comparable to those offered by unrelated third parties. Jacmar supplied us with $27.1 million, $24.8 million and $19.3 million of food, beverage and paper products for fiscal 2006, 2005 and 2004, respectively, which represent 44.2%, 54.6% and 57.1% of our total costs for these products, respectively. We had trade payables due to Jacmar related to these products of $1.1 million, $2.3 and $2.2 million at January 2, 2007, January 3, 2006 and January 2, 2005, respectively. The Board of Directors has reviewed the terms of the agreements relating to pricing between Jacmar and the Company, and believes that the terms are at least as favorable or more favorable than the Company could obtain from another third party offering comparable goods and services.

Procedures for Approval of Related Party Transactions

The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of

Regulation S-K issued by the Securities and Exchange Commission are submitted for review by the Board of Directors for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

To the Company’s knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes all filings required to be made by executive officers, directors and greater than 10% beneficial owners of the Company under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In order for a shareholder proposal to be included in the Board of Directors’ Proxy Statement for the next annual meeting of shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on February 15, 2008.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting. In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with the Company’s 2008 Annual Meeting of Shareholders, such proposal must be received by the office of the Corporate Secretary of the Company at the address stated above no later than February 15, 2008. However, in the event that the annual meeting is called for a date that is not within thirty days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the annual meeting is first made.

The proxy solicited by the Board of Directors for the 2008 annual meeting of shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to April 17, 2008. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT TO SHAREHOLDERS

The Company’s Annual Report to Shareholders containing its financial statements for the fiscal year ended January 2, 2007, has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to the Company.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If Exhibit copies are requested, a copying charge of $.20 per page may be required.

By Order of the Board of Directors

PAUL A. MOTENKO

Co-Chairman of the Board, Vice President

and Secretary of the Company

April 30, 2007

Huntington Beach, California

Ú DETACH PROXY CARD HERE Ú

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 30, 2007

THE UNDERSIGNED HEREBY APPOINTS PAUL A. MOTENKO AND JEREMIAH J. HENNESSY AS PROXIES, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES THEM OR EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC. TO BE HELD AT 9:00 A.M. PACIFIC TIME, ON MAY 30, 2007, AT BJ’S RESTAURANT & BREWHOUSE LOCATED AT 13130 JAMBOREE ROAD, IRVINE, CALIFORNIA 92602, AND AT ANY ADJOURNMENT THEREOF AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS FOLLOWS:

(Continued and to be Signed on the Other Side)

BJ’S RESTAURANTS, INC.

Please Detach Here

Ú You Must Detach This Portion of the Proxy Card Ú

Before Returning it in the Enclosed Envelope

Ú DETACH PROXY CARD HERE Ú

The Board of Directors unanimously recommends a vote FOR the directors named below:

(1)	☐	FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)	☐	WITHHOLDING AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

GERALD W. DEITCHLE	JAMES A. DAL POZZO	J. ROGER KING
PAUL A. MOTENKO	SHANN M. BRASSFIELD	LARRY D. BOUTS
JEREMIAH J. HENNESSY	JOHN F. GRUNDHOFER	PETER A. BASSI

(INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE THE NOMINEE’S NAME LISTED ABOVE.)

The Board of Directors unanimously recommends a vote FOR the proposals below:

(2)	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2007.

☐ FOR                    ☐ AGAINST                    ☐ABSTAIN

(3)	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Dated: , 2007

SIGNATURE OF SHAREHOLDER

SIGNATURE(S) IF HELD JOINTLY

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.